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                                                                    EXHIBIT 99.1
Merilyn Herbert
Healthtrust, Inc. - The Hospital Company
615/298-6261
     or
Paula Lovell
Lovell Communications
615/297-7766

              HEALTHTRUST COMPLETES ACQUISITION OF EPIC HOLDINGS

          NASHVILLE, TN, May 5, 1994 - Healthtrust, Inc. - The Hospital Company (NYSE:HTI) announced today the completion of its previously announced acquisition of EPIC Holdings, Inc. in a transaction valued at approximately $1 billion.

          EPIC owns and operates 34 hospitals in 10 states, and also provides certain specialty services, including home health care, rehabilitation services and health care management services. EPIC will be operated as a wholly owned subsidiary of Healthtrust.

          Healthtrust also announced today that it has completed the sale to the public of 5,980,000 shares of its common stock at a price of $28.25 per share and $200,000,000 principal amount of 10-1/4% subordinated notes due 2004. Healthtrust is using the proceeds of the offerings, together with borrowings under a bank credit facility and available cash, to finance the EPIC acquisition and certain related transactions, including tender offers for certain outstanding EPIC indebtedness.
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          R. Clayton McWhorter, Chairman and Chief Executive Officer of
Healthtrust, said, "The EPIC acquisition is in keeping with Healthtrust's strategy and will improve Healthtrust's position as a provider of cost effective, high quality care in the changing health care environment. This transaction broadens our coverage of the markets we currently serve, provides access to new geographical markets and expands our operations in related health care areas."

          The public offerings were co-managed by Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation. Copies of the prospectuses relating to the offerings may be obtained from either Merrill Lynch & Co., 250 Vesey Street, 30th Floor, New York, New York 10281 or Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, New York 10005.

          Healthtrust is one of the largest health care providers in the United States. Operating in 22 southern and western states, the Company delivers a variety of impatient and outpatient health care services through its 115 affiliated hospitals.


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